CITY NATIONAL ROCHDALE FAMILY OF FUNDS

City National Rochdale Select Strategies Fund

Supplement dated August 24, 2026, to the Prospectus

and Statement of Additional Information

dated May 29, 2026

The Board of Trustees of the City National Rochdale Select Strategies Fund (the “Fund”) has approved a new investment advisory agreement with ProShare Investment Management LLC (“ProShares”) and a new slate of Trustees for the Fund to replace the Fund’s current Trustees. The proposed investment advisory agreement and Trustees are subject to approval by the Fund’s shareholders and certain other closing conditions being satisfied.

The new investment advisory agreement and Trustees were proposed by RBC Rochdale, LLC (“RBC Rochdale”), the investment adviser to the Fund. RBC Rochdale and ProShares have entered into an asset purchase agreement pursuant to which ProShares will acquire certain assets related to RBC Rochdale’s business of providing investment advisory services to the Fund. The closing of this transaction between RBC Rochdale and ProShares is contingent upon certain conditions, including the approval of the investment advisory agreement and Trustees by Fund shareholders. There is no assurance that the transaction will close.

Management of the Fund intends to send shareholders of the Fund a proxy statement during the third quarter of 2026. The proxy statement will contain important information about the proposed investment advisory agreement and Trustees, as well as voting instructions.

If the proposed investment advisory agreement and Trustees are approved by Fund shareholders, and certain other closing conditions are satisfied, including the closing of the transaction between RBC Rochdale and ProShares, ProShares would become the Fund’s investment adviser and the new Trustees would become the Trustees of the Fund, and the Fund would be rebranded as a ProShares fund. If approved by Fund shareholders and certain other closing conditions are satisfied, these changes are expected to occur in the fourth quarter of 2026.

Fund shareholders are urged to read the proxy statement carefully. This supplement is not a solicitation of a proxy from any Fund shareholder.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.